Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Endeavour International Corporation (the Company) for the registration of common stock, warrants, convertible notes and guarantees and to the incorporation by reference therein of our report dated March 17, 2014, with respect to the consolidated financial statements of Endeavour International Holdings B.V. included in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

March 21, 2014